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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                         TO SEVENTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF INHIBITEX, INC.

                             a Delaware corporation


INHIBITEX, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

         FIRST: That the Board of Directors of Inhibitex, Inc. (hereinafter called the "Corporation"), at a meeting of the Board of Directors on February 12, 2004 duly adopted resolutions (a) setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") to amend the definition of Qualified Public Offering, (b) setting forth a proposed amendment to the Certificate of Incorporation to effect a reverse stock split of the Corporation's Common Stock in all possible combinations between 2:5 and 3:5 inclusive, with the exact ratio to be determined at the discretion of the Board of Directors on the basis of what it believes to be in the best interests of the stockholders, (c) declaring said amendments to be advisable and in the best interests of the Corporation and its stockholders, (d) directing that said amendments be submitted for consideration by the stockholders and (e) authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

         SECOND: That the Certificate of Incorporation be amended by amending and restating Article II Section 5(a)(iii) in its entirety as follows:

                  "Each share of Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below immediately upon the closing of a Qualified Public Offering. "Qualified Public Offering" means a consummated firmly underwritten public offering of the Corporation's Common Stock on a Form S-1 Registration Statement, or any similar form of registration statement, adopted by the Securities and Exchange Commission from and after the date hereof, filed with the Commission under the Securities Act of 1933, as amended, with respect to which the Corporation receives gross proceeds of at least $50,000,000 (before underwriting discounts, commissions and fees) and the price to the public in such offering is approved by the pricing committee of the Corporation's Board of Directors, which pricing committee consists of at least one representative of each of the Series C Stock, Series D Stock and Series E Stock (the "Pricing Committee")."

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         THIRD: That the Certificate of Incorporation be amended to add the following paragraph after the first paragraph of Article II:


                  "Every 2.38 outstanding shares of Common Stock of the Corporation will be combined into and automatically become one
                  (1) outstanding share of Common Stock, $.001 par value per share, of the Corporation, and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation held by a stockholder shall be rounded up to the nearest whole share."


         FOURTH: That holders of at least (i) a majority of the Corporation's Common Stock, (ii) a majority of all of the outstanding stock of the Corporation entitled to vote hereon (voting on an as-if converted basis), (iii) two-thirds of the outstanding Series B Convertible Preferred Stock, (iv) a majority of the outstanding Series C Preferred Stock, and (v) a majority of the outstanding Series D Preferred Stock and Series E Preferred Stock (voting together as a single class), acting by written consent dated the date hereof, duly approved the aforesaid amendments to the Certificate of Incorporation.

         FIFTH: That said amendments were duly adopted in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

         SIXTH: That said amendments may be abandoned by the Pricing Committee in its sole discretion prior to the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its Chief Executive Officer this ___ day of __________, 2004.

                                         INHIBITEX, INC.

                                         By:___________________________________
                                            Name: William D. Johnston, Ph.D.
                                            Title: Chief Executive Officer

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